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Exhibit 99.8

FIRST AMENDMENT TO
CONTRIBUTION AGREEMENT

        This First Amendment (the "Amendment") to that certain Contribution Agreement (the "Agreement"), dated effective as of March 11, 2003, by and among Douglas H. Miller ("Miller"), T.W. Eubank ("Eubank") and EXCO Holdings Inc., a Delaware corporation (the "Company") is entered into as of May 6, 2003, and is by and among Miller, Eubank and the Company. Each of Miller, Eubank and the Company are a "Party" and together they are the "Parties."

        WHEREAS, the Agreement provided that contemporaneously with the consummation of the acquisition and other transactions (the "Transactions") contemplated by that certain Agreement and Plan of Merger, dated as of March 11, 2003, by and among EXCO Resources, Inc., the Company, and ER Acquisition, Inc., a Texas corporation (the "Merger Agreement"), both Miller and Eubank would contribute all of their shares of common stock in ER Acquisition Company, Inc. (the "ERA Shares") to the Company in exchange for shares of the Company's Class A Common Stock, par value $0.001 per share (the "Class A Common Shares"); and

        WHEREAS, each of the Parties wish to effect the contribution of the ERA Shares in exchange for the Class A Common Shares to be effective as of the date of this Amendment instead of contemporaneously with the Transactions;

        NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, each of the Parties hereby agrees as follows:

        1.     Section 1 of the Agreement is hereby deleted and completely replaced with the following:

          Section 1.        Contribution; Exchange.

          A.    Miller hereby contributes all of his 763 of his ERA Shares to the Company, and, in exchange, the Company hereby issues and delivers to Miller 1,447,793 shares of the Class A Common Shares, free and clear of all liens or encumbrances. Miller hereby agrees not to exercise any of his Stock Options (as defined in Section 1.10(b) of the Merger Agreement) and agrees to permit those Stock Options to expire according to their terms without having been exercised, unless and until the Merger Agreement is terminated without having been consummated.

          B.    Eubank hereby contributes all of his 237 of his ERA Shares to the Company, and, in exchange, the Company hereby issues and delivers to Eubank 449,708 shares of the Class A Common Shares, free and clear of all liens or encumbrances. Eubank hereby agrees not to exercise any of his Stock Options and agrees to permit those Stock Options to expire according to their terms without having been exercised, unless and until the Merger Agreement is terminated without having been consummated. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Eubank from exercising any Stock Options so long as any such exercise does not reduce the value (that is, the difference between the Per Share Merger Consideration (as defined in Section 1.10(b) of the Merger Agreement) and the per share exercise price of the Stock Options) of his unexercised and expiring Stock Options below $675,000.

        2.     Each of Miller and Eubank are delivering to the Company herewith endorsed stock certificates representing the ERA shares, and the Company is delivering to Miller and Eubank herewith stock certificates evidencing Class A Common Shares as applicable.

        3.     Each of the Parites represents that (a) it has the full legal right and power and all authority and approval required to enter into, execute and deliver this Amendment and to perform fully its

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obligations hereunder, and (b) this Amendment has been duly executed and delivered and constitutes the legally valid and binding obligation of such party enforceable against such party in accordance with its terms.

        4.     This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        5.     From and after the date hereof, references to the Agreement (whether contained in the Agreement and otherwise) shall mean the Agreement as amended by this Amendment. Except as provided in this Amendment, the Agreement shall remain in full force and effect pursuant to its terms.

        IN WITNESS WHEREOF, each of Miller, Eubank and the Company has caused this Amendment to be executed effective as of the day first appearing hererin.

EXCO HOLDINGS INC.
By:
/s/ DOUGLAS H. MILLER Douglas H. Miller		/s/ DOUGLAS H. MILLER Douglas H. Miller, Chief Executive Officer
/s/ T.W. EUBANK T.W. Eubank

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  Exhibit 99.8